CHILDREN'S TERM INSURANCE RIDER


WE WILL PAY the amount of the children's term insurance to the Beneficiary named to receive payment upon receipt of due proof of the death of an insured child. Death must occur while this rider is in force.

Children's Term Insurance Coverage - To be eligible, a child must be a child, stepchild or legally adopted child of the Primary Insured, who is at least 14 days of Age and who is: (1) named in the application for this rider and approved by Us; or (2) a child born to or adopted by the Primary Insured after the date of application for this rider who becomes a member of the Primary Insured's household.

If the cost of insurance and expense charges for the Policy and the monthly rider charges are paid when due, children's term insurance for an insured child will be in force for a period ending on the earlier of these dates: (1) the Policy Anniversary nearest that child's 24th birthday; or (2) the date this rider terminates.

Paid-Up Insurance at Death of Primary Insured - Upon receipt of due proof that the Primary Insured's death was covered under the Policy and occurred before the date this rider terminates, children's term insurance in force on the date of the Primary Insured's death will become paid-up and continue to the rider anniversary nearest each child's 24th birthday. However, no child will be insured beyond the Policy Anniversary nearest when the Primary Insured's 70th birthday would have occurred.

                                      OWNER

You are the Owner of this rider while the Primary Insured is living, unless otherwise designated. If the Primary Insured dies, Ownership of each child's insurance under this rider will pass to that child.

                                   BENEFICIARY

Beneficiary Designation - The Beneficiary for children's term insurance is the Primary Insured, if living. After the Primary Insured's death, the Beneficiary for insurance on the life of each insured child will be the estate of that child, unless other provisions were made while the Primary Insured was living.

Change of Beneficiary - You may change the Beneficiary for children's term insurance at any time during the Primary Insured's lifetime by sending an Authorized Request at Our BMA Service Center.

                                  THE CONTRACT

Consideration - The monthly rider charge for this rider and the period during which these charges are payable are shown on the Policy Schedule. The consideration for issuing this rider is the application and payment of the first monthly rider charge.

This rider is made a part of the Policy to which it is attached. The provisions and conditions of the Policy apply to this rider, except as otherwise stated.

Amount of Rider Benefit - The amount of children's term insurance is shown on the Policy Schedule.

Effective Date - The effective date of this rider will be as stated below, provided it is accepted by You and the first monthly rider charge has been paid during the lifetime and Good Health of the Primary Insured and all persons proposed for coverage under this rider.

1. The effective date of the Policy will be the effective date for all coverage as requested in the original application.

2. If this rider is requested for any child after the Policy Date, Evidence of Insurability will be required. The effective date of coverage under this rider will be the first Monthly Anniversary Day that falls on or next follows the date We determine the Evidence of Insurability for each proposed child to be satisfactory.

Guaranteed Values - This rider has no Accumulation Value or loan value.

Incontestability - Except for nonpayment of the monthly rider charge, this rider will not be contestable as to any insured child after it has been in force during such child's lifetime for two years from the date that child became insured.

Any increase in the amount of coverage after the effective date will not be contestable as to the increase after such increase has been in force for two years during the insured child's lifetime.

Suicide - Suicide, while sane or insane, of the Primary Insured within two years from the Policy Date will: (1) terminate the children's term insurance; and (2) limit the benefit payable to the monthly rider charges paid for this rider.

No benefit will be payable for death by suicide of an insured child, while sane or insane, within two years from the date such child became insured.

Suicide, while sane or insane, of any insured child within two years from the effective date of any increase in the amount of coverage will limit the benefit payable with respect to such increase to the monthly rider charges paid for such increase in coverage.

Age - If the date of birth of any insured child as stated in the application is not correct, the period of coverage will be determined by the correct date of birth.

Waiver of Monthly Deductions - Any provision of the Policy for waiver of monthly deductions applies to the payment of the monthly rider charges for this rider. The waiver benefit for this rider will terminate, however, on the date of conversion if this rider is converted under the Purchase Option For Insured Children provision.

Waiver of Planned Premium - Any provision of the Policy for waiver of Planned Premium will include the Planned Premium for this rider.

                                  RIDER CHARGES

Payment - The monthly rider charges will be withdrawn from the Accumulation Value of the Policy, but not beyond the Policy Anniversary nearest the Primary Insured's 70th birthday.

                          CHANGES IN EXISTING COVERAGE

After this rider has been in force for one year and upon Your written request, the amount of children's term insurance may be changed, subject to these conditions:

     1. An application with Evidence of Insurability satisfactory to Us must be submitted for any increase in coverage for each insured child. Any increase is also subject to payment of the next monthly rider charge. Any increase in coverage will be effective on the first Monthly Anniversary Day that falls on or next follows the date We determine the Evidence of Insurability to be satisfactory.

     2. Any decrease in coverage under this rider will be effective on the first Monthly Anniversary Day that falls on or next follows the date of receipt of the request. Any decrease will reduce the amount of insurance in the following order:

              a. insurance provided by the most recent increase;
              b. the next most recent increases successively; and
              c. the initial amount of insurance stated in the Policy Schedule.

The amount of insurance may not be decreased to less than the minimum amount for this rider.

                                   TERMINATION

Except as stated under the Paid-Up Insurance at Death of Primary Insured provision, this rider will terminate on the earliest of these dates:

1.   the Policy Anniversary nearest the Primary Insured's 70th birthday;

2.   the end of the Grace Period;

3.   the date the Policy terminates;

4.   the date all coverage under this rider is converted to a new Policy;  or

5. the first Monthly Anniversary Day that falls on or next follows Your written request to cancel this rider.

                      PURCHASE OPTION FOR INSURED CHILDREN


Conditions for Exercising Option - While this rider is in force, purchase of fixed (non-variable) permanent life or endowment Policy (except joint life) on the life of an insured child may be made by: (a) You; or (b) an insured child on his own life if of legal Age. The Policy will be issued without Evidence of Insurability, subject to these conditions:

     1. Purchase must be made on an option date. Option dates will be the Policy Anniversary days that occur after the effective date of this rider and nearest these dates: (a) the insured child's 19th, 21st or 24th birthday; or (b) three months after the date of the insured child's legal marriage (if prior to that child's 24th birthday).

         This option may be exercised only once for each child. Even if the entire maximum available for purchase is not purchased at the time this option is exercised, no further insurance may be purchased for that child under this option.

     2. Proper written application for the new Policy with payment of the first Premium must be made within 60 days prior to an option date. The Policy Date of the new Policy will be that option date. The Policy will take effect only if the insured child is living on that option date.

     3. The child's new Policy will be for a level amount at least equal to the amount of the child's term insurance coverage. The maximum amount of insurance available will be five times the amount of the child's term insurance under this rider.

     4. The new Policy will contain any restrictions that pertain to the insured child included in this rider on the option date. The new Policy will also include any limitations as are then regularly included in new policies on the plan elected when issued to persons of the insured child's attained Age.

     5. The new Policy will be issued at the attained Age on the option date, on the forms and at the Premium rates in use by Us on that date.

     6. The new Policy will be subject to Our minimum Policy requirements on the option date.

     7. Additional riders will be issued with the new Policy only with Our consent, and subject to Our requirements.

     8. Regardless of any exercise of this option, term insurance under this rider will remain in force for each insured child's full period of coverage subject to the provisions and conditions of the Policy.


                   BUSINESS MEN'S ASSURANCE COMPANY OF AMERICA

                                [IMPORT OMITTED]
                                [GRAPHIC OMITTED]
                                    Secretary


VL60                                                                      (5/98)